Exhibit 10.1

January 16, 2012

Larry E. Robbins, Esq.

Counsel to Special Committee, DRI Corporation

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail Suite 300

Raleigh, NC 27607

Re: The Finley Group, Inc. Proposal

Dear Mr. Robbins:

The Finley Group, Inc. (“TFG”) would like to thank you for the opportunity to submit this engagement letter which outlines our proposed services to you and the Special Committee (the “Committee”) of DRI Corporation (“DRI” or the “Company”). The Finley Group has completed over 600 assignments since 1985 and is ideally suited for this engagement. Our understanding of the restructuring process and our substantial experience in bankruptcy cases in North Carolina provide us with a solid foundation to perform the tasks necessary to successfully assist your organization in a timely and cost effective manner.

This letter will outline our understanding regarding the services to be provided and the manner in which we would be compensated for these services.

Scope of Services

As directed by you, we will serve as financial advisors to the Company, working under the direction of the Special Committee and will assist you, the Board of Directors, your management team, and other professionals engaged by the Company with respect to the following:

•	Provide advice on the execution of the overall restructuring plan and provide alternatives, as needed

•	Provide advice regarding the preparation and business oversight for potential Chapter 11 filing

•

In collaboration with management and other advisors, review the development of financial models and forecasts to assess the cash requirements to sustain the Company through its reorganization including a 26 week cash flow forecast

6100 Fairview Road, Suite 1220, Charlotte, NC 28210

(704) 375-7542 Fax (704) 342-0879 www.finleygroup.com

Larry Robbins

Special Committee, DRI Corporation

•	Modify the cash forecast, as necessary, to be used as a cash collateral budget or DIP financing budget in conjunction with a bankruptcy filing

•

Assist the Company’s financial staff to develop and implement a plan to meet the reporting requirements necessary to support a bankruptcy filing- both the initial reporting, such as SOFA and schedule forms, as well as the ongoing periodic reporting such as Monthly Operating Reports

•	Assist in negotiations with lenders, creditors and parties in interest as required to accomplish the goals of the Company;

•	Support bankruptcy and Company counsel with any assistance required during this process

•

Assist with such other matters as may be requested that fall within our expertise and that are mutually agreeable. If the Committee wished to modify our role to act as Chief Restructuring Officer (“CRO”) or some other modification of scope of our engagement, we would prepare an amendment to this engagement letter for you to execute, outlining the change of scope or role and modifying any other terms or conditions thereby affected.

Team Members

1.	This assignment will initially be staffed by Elaine Rudisill and Jay Kilkenny, both Managing Directors. Their hourly billing rate is $350.

Timing and Service Commitment

2.	We are aware of the urgency of addressing the complex and important issues facing the Company and will commence this important assignment immediately and provide our services as outlined herein for the period necessary to affect the restructuring initiative currently undertaken by the Company.

Fees and Billing Arrangements

Invoices including actual out-of-pocket expenses will be presented monthly or when unbilled services reduce the current retainer amount to $5,000 or less. These billings are due upon presentation. All fees and expenses incurred must be paid prior to the continuation of services.

In accordance with our customary practice, we require a $40,000 retainer in order to commence our fieldwork. We will apply all invoices against the retainer and payments made by the Company will go to refresh the retainer account.

In order that we may be able to provide assistance to the Company once it has filed for bankruptcy, it is necessary that we have no unpaid billings as of the time of filing. Consequently we will need to collect any fees due to us as of the filing date, either by deducting them from the balance in the escrow account or by payment from the Company.

Larry Robbins

Special Committee, DRI Corporation

Immediately prior to any bankruptcy filing, we will need to increase the retainer amount to $75,000. This is required as it will likely be 90 days before we receive court approval to collect any fees due for work after the filing.

Upon completion of the engagement, we will apply the retainer balance against our final billing under this engagement and any portion of the retainer in excess of final billings will be returned to the Company.

Other

3.	Our fees are not contingent upon the results of this engagement. We do not predict either results or final developments in this matter.

4.	While our work may include an analysis of financial data, this engagement will not include an audit, compilation or review of financial statements in accordance with generally accepted auditing standards. Accordingly, as part of this engagement, TFG will not express an opinion on any financial statements of the Company.

5.	All reports and work product generated by TFG during this engagement are meant for the Committee and the Company. Unless expressly provided for herein, neither the Committee nor the Company shall disclose any of the work or analyses performed by TFG during this engagement to any third party without the prior written consent of TFG.

6.	As a part of this engagement, TFG may be requested to assist the Company (and its legal or other advisors) in discussions with the Company’s creditors and equity holders and with other interested parties. In the event that we participate in such discussions, the representations made and the positions advanced will be those of the Company and its management, not TFG, its principals or employees.

7.	Our engagement hereunder may be terminated any time after by either party from the execution date of this agreement upon written notice thereof to the other party; however, the confidentiality provisions between the parties and the compensation and expense reimbursement provisions will survive such termination.

8.	The Company shall indemnify and hold TFG harmless per the terms stated in Exhibit A. The Company will include TFG in its Directors and Officers Liability Insurance should TFG become a part of interim management or hold a board seat of the Company.

Thank you for allowing us to assist you in this matter. If this letter conforms to your understanding of our agreement, please sign it and return along with payment for the requested retainer.

If you have any questions, please call me at (704) 375-7542.

Larry Robbins

Special Committee, DRI Corporation

Sincerely,

Elaine Rudisill

Managing Director

Accepted and Agreed:

By:	/s/ John K. Pirotte

Title:	Chair, Special Committee, Board of Directors, DRI Corporation

Date:	January 16, 2012

Exhibit A

Indemnification

The Company shall indemnify and hold TFG harmless from and against any and all expenses (including reasonable attorneys’ fees) judgments and fines (if such settlement is approved in advance by the Company) incurred by reason of being made a party or threatened to be made a party to any civil, criminal, administrative or investigative action or suit (a “Claim”), by reason of any act or omission to act before or after the acceptance date of this agreement, or otherwise, by reason of the fact that he is or was a director or officer of the Company to the extent permitted by applicable law. It is expressly the intention of the parties hereto that TFG shall be indemnified by the Company in the manner set forth and to the maximum extent permitted by applicable law. In the event the Company shall be obligated hereunder to pay the expenses of any Claim, the Company shall be entitled to assume the defense of such Claim with counsel approved by TFG, which approval shall not be unreasonably withheld, upon the delivery to TFG of written notice of its election to do so. After delivery of such notice, approval of such counsel by TFG and the retention of such counsel by the Company, the Company will not be liable to TFG under this Agreement for any fees of counsel subsequently incurred by TFG with respect to the same Claim; provided that (i) TFG shall have the right to employ TFG’s counsel in any such Claim at TFG’s expense and (ii) if (A) the employment of counsel by TFG has been previously authorized by the Company, (B) the Company and TFG shall have reasonably concluded that there is a conflict of interest between the Company and TFG in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of TFG’s counsel shall be at the expense of the Company. The Company shall have the right to conduct such defense as it sees fit in its sold discretion, including the right to settle any claim against TFG without the consent of TFG.

Accepted and Agreed:

By:	/s/ John K. Pirotte

Title:	Chair, Special Committee, Board of Directors, DRI Corporation

Date:	January 16, 2012